News Release

Firsthand Technology Value Fund Discloses

Top Portfolio Holdings

San Jose, CA, August 26, 2020 – Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the “Fund”), a publicly traded venture capital fund that invests in technology and cleantech companies, disclosed today that its top five holdings as of July 31, 2020, were Pivotal Systems, IntraOp Medical, Wrightspeed, Revasum, and SVXR.

1.

Pivotal Systems Corp. (ASX: PVS) provides monitoring and process control technologies for the semiconductor manufacturing industry. As of July 31, 2020, the Fund’s investment in Pivotal consisted of 41,090,506 shares of common stock equivalents and represented approximately 36.4% of the Fund’s estimated total investments.*

2.

IntraOp Medical Corp. is the manufacturer of the Mobetron, a medical device that is used to deliver intra-operative radiation to cancer patients. As of July 31, 2020, the Fund’s investment in IntraOp consisted of 26,856,187 shares of preferred stock plus debt securities and represented approximately 22.2% of the Fund’s estimated total investments.*

3.

Wrightspeed, Inc. is a supplier of electric drivetrains for medium-duty trucks. As of July 31, 2020, the Fund’s investment in Wrightspeed consisted of 60,802,795 shares of preferred and common stock plus debt securities and warrants to purchase additional shares, and represented approximately 13.6% of the Fund’s estimated total investments.*

4.

Revasum, Inc. (ASX: RVS) is a provider of chemical-mechanical planarization (CMP) and grinding tools to the semiconductor industry. As of July 31, 2020, the Fund’s investment in Revasum consisted of 46,834,340 shares of restricted and unrestricted common stock and common stock equivalents and represented approximately 9.6% of the Fund’s estimated total investments.*

News Release

5.	SVXR, Inc. is a manufacturer of automated X-ray inspection tools for the semiconductor and microelectronics industries. As of July 31, 2020, the Fund’s investment in SVXR consisted of 8,219,454 shares of preferred stock and represented approximately 5.4% of the Fund’s estimated total investments.*

The Fund also announced that as of July 31, 2020, the estimated total investments* of the Fund were approximately $99 million, or $14.40 per share, including cash and cash equivalents of approximately $0.45 per share. As of that date, the Fund’s top five holdings constituted 87.2% of the Fund’s estimated total investments*. Complete financial statements and a detailed schedule of investments as of September 30, 2020, will be available in the Fund’s quarterly report filing on Form 10-Q in November 2020.

*	Total investments are estimated as of July 31, 2020, and represent the value of the Fund’s total investments as of June 30, 2020, plus the estimated net change in unrealized appreciation/depreciation and actual realized gains/losses on publicly traded and private securities since June 30, 2020. For the purposes of calculating the percentage of estimated total investments represented by each investment, the value of each holding is determined by either: (1) the purchase price, (2) the market value for public securities, less any discounts taken due to restrictions on the stock, or (3) the June 30, 2020, fair value of each security, as determined under procedures approved by our Board of Directors. The estimated total investments figure does not reflect net asset value because actual and estimated liabilities (such as estimated tax liabilities and performance fees, accrued vendor service fees and other liabilities) are not deducted.

About Firsthand Technology Value Fund

Firsthand Technology Value Fund, Inc. is a publicly traded venture capital fund that invests in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

# # #

The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies. An investment in the Fund involves substantial risks, some of which are highlighted below. Unlike most business development companies, the Fund is taxed as a corporation rather than a Regulated Investment Company under federal tax laws, based on the composition of its assets. Please see the Fund’s public filings for more information about fees, expenses and risk. Past investment results do not provide any assurances about future results.

 News Release

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund’s historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions, regulatory and legal changes, technology and cleantech industry risk, valuation risk, non-diversification risk, interest rate risk, tax risk, and other risks discussed in the Fund’s filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund’s investment objectives will be attained. We acknowledge that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as us.

Contact:

Phil Mosakowski

Firsthand Capital Management, Inc.

(408) 624-9526

vc@firsthandtvf.com